Exhibit 3.1

CUBESMART

ARTICLES OF AMENDMENT

CubeSmart, a Maryland real estate investment trust (the “Trust”) under the Maryland REIT Law, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article X, Section 10.4 of the Trust’s Declaration of Trust (the “Declaration of Trust”) is hereby amended in its entirety to read as follows:

“Section 10.4 Bylaws. The Bylaws of the Trust may be altered, amended or repealed, and new Bylaws adopted, by the affirmative vote of a majority of the entire Board of Trustees or, by the shareholders, by the affirmative vote of a majority of the shares then outstanding and entitled to vote on the matter.”

SECOND: This amendment to the Declaration of Trust (“Amendment”) has been duly advised by the Board of Trustees of the Trust in the manner and by the vote required by law and approved by the requisite vote of the shareholders of the Trust in the manner and by the vote required by law.

THIRD: The undersigned Chief Executive Officer of the Trust acknowledges this Amendment to be the act of the Trust, and, as to all matters or facts required to be verified under oath, that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and such statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Trust has caused this Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 1st day of June, 2017.

ATTEST:	CUBESMART

/s/ Jeffrey P. Foster	By:	/s/ Christopher P. Marr
Jeffrey P. Foster, Secretary		Christopher P. Marr, Chief Executive Officer